Exhibit 3.3
TAM. — LINHAS AÉREAS S.A
CNPJ number 02.012.862/0001-60
NIRE 35300118634
MINUTES OF THE ORDINARY AND EXTRAORDINARY ASSEMBLY REALIZED ON APRIL 27TH , 2006
PLACE, TIME AND DATE: Inside the headquarters of the company on lot 4, 2nd floor, 856 Jurandir Street, São Paulo, SP, at 3:00 o’clock p.m., on April 27th, 2006
INVITATION: Excused by presence of TAM S/A the only shareholder.
FINANCIAL REPORTS AND OTHER DOCUMENTS MENTIONED IN THE ARTICLE 133 OF THE LAW NUMBER 6404/76: Published in the Official Newspaper of São Paulo State, on the February 14th, 2006 edition and in the Valor Econômico Newspaper, on the February 13th, 2006 edition.
DIRECTION OF THE WORKS: Marco Antonio Bologna — President and Fabiana Borges Vilhena — Secretary, who constitute the table of the works.
QUORUM: Present the only shareholder and bearers holders of all shares issued by the company and the representative of the external audit company, KGPM Independent Auditors, Mr. Pedro Augusto de Melo.
ORDER OF THE DAY: In General Ordinary Assembly: a) to obtain the administrators count reports, to exam, to discuss and vote the management report, the financial reports and the independent auditors’ opinion related to the social exercise ended on December 31st , 2005: b) to deliberate on the destination of the result of the exercise and dividend distribution, and c) to deliberate on the budget to the remuneration of the Company administrators. In General Extraordinary Assembly: a) Company management proposal to modify the Social Statute in the following way: (i) alteration of the 2nd and 8th articles, only paragraph of the article 11, items 4, 8, 10, 11, 17 from the article 12, and first paragraph from the article 20; (ii) inclusion of the items “f” to “j” in article 3, and (iii) exclusion of the item 20 from the article 12.
DELIBERATIONS: By the only shareholder vote, the following deliberations were taken: In General Ordinary Assembly: a) Financial reports from December 31st, 2005 and the attached documents: All explanations required were presented and, placing the matter to vote, the subject was examined and debated, and the financial reports, the management reports and the independent auditors’ report were approved. b) it was verified the profit of the exercise, in the amount of R$ 181.036.457,12 (one hundred eighty one million, thirty six thousand, four hundred and fifty seven reais and twelve cents), being approved, according to the management proposal to the following destination: the value of R$ 65.094.809,28 (sixty five million, ninety four thousand, eight hundred and nine reais and twenty eight cents) to the absorption of the losses from the previous exercise, the value of R$ 5.607.598,00(five million, six hundred and seven thousand, five hundred and ninety eight reais) to legal reserve and the amount of R$ 82.750.537,82 (eighty two million, seven hundred and fifty thousand, five hundred and thirty seven reais and eighty two cents) to the withholder reserve profits. It has been taken into consideration the result refined in the exercise and the dividend distribution was approved in the amount of R$ 27.583.512,00 ( twenty seven million, five hundred and eighty three thousand, five hundred and twelve reais). c) to approve the global remuneration of the Board of Directors members at the annual value of R$ 26.200.000,00 (twenty six million and two hundred thousand reais) including social expenses. In General Extraordinary Assembly: It was approved the Company management proposal for the accomplishment of the following Social Statute alterations: (i)Alteration of the 2nd and 8th articles, only paragraph from the article 11, items 4, 8, 10, 11, 17 from the article 12 and first paragraph from the article 20; (ii) inclusion of the items “f” to “j” in article 3, and (iii) exclusion of the item 20 from the article 12. In result of what has been approved now, the consolidated Company Social Statute, taking into consideration all alterations mentioned, inclusions and exclusions, comes into operation according to the attached document, to which, after being read and approved by all the present shareholders, it was initialed through the meeting and will be filed at the Company headquarters and taken to be registered at the Board of Trade of São Paulo State.
FINAL DECLARATIONS: It was authorized the drafting of this minutes in the summary form, according to the disposed of the 1st paragraph of the article 130 of Law 6404/76.
CONCLUSION: Having nothing further to be said and, as nobody wanted to make a speech, this minutes came to an end with its drafting, after being read and approved, it was signed by the present people. São Paulo, April, 27th, 2006 (aa) Marco Antonio Bologna — President and Fabiana Borges Vilhena — Secretary. Stockholder: TAM S/A (Marco Antonio Bologna and Ruy Antonio Mendes Amparo). The minutes faithful copy was drawn up on its own book.
Signed: [partially legible signature].
Name: Fabiana Borges Vilhena .
Title: Secretary.
Follow:-
[Coat of Arms].
SECRETARY OF JUSTICE AND DEFENSE OF THE CITIZENSHIP.
BOARD OF TRADE OF STATE OF SÃO PAULO.
I CERTIFY THE REGISTRY UNDER NO. 225.744/06-5.
Signed: [illegible signature].
Name: Cristiane da Silva F. Côrrea.
Title: General Secretary.
[Bar Code].
JUCESP.
The first page of the document bears an initial. It also bears the stamp of JUCESP — PROTOCOL 659978/06-4 and a bar code, and a stamp with the following tenor: “COLLEGIATE”.
Document Attached to the General Ordinary and Extraordinary Assembly of TAM LINHAS AÉREAS realized on April 27th, 2006.
SOCIAL STATUTE OF
TAM S.A. AIRLINES
CHAPTER I — Corporate Name, Headquarters, Forum, Social Object and Stated Period
Article 1 — TAM LINHAS AÉREAS S.A is a stock Company ruled by this Social Statute and by the legal applicable causes.
Article 2 — The Company has its headquarters and forum at the São Paulo City Council, State of São Paulo, on lot 4, 2nd floor, 856 Jurandir Street. It has the right, through the management deliberation, to open and close branches, offices and any other establishment, in any place of national or international territory.
Article 3 — The Company has the aim of:
a) exploring services of regular passengers in the air transportation, mail or load, according to the current law;
b) exploring additional activities of air transportation services by passengers, load and mail;
c) service rendered maintenance, aircraft repairing, its own or third parties, engines and parts;
d) rendering services of aircraft hangar and;
e) rendering service to attend track and runway, steward provision and aircraft cleaning;
f) rendering service to engineering, technical assistance and other activities related to aeronautical aviation;
g) performing training and instructions related to aeronautical aviation;
h) analyses and development of programs and systems;
i) purchase and sales of aeronautical parts, accessories and equipments; and
j) development and execution of other joined activities, correlated or complementary to air transport, besides those above mentioned.
Article 4 — The Company stated period is indeterminate.
CHAPTER II — SOCIAL CAPITAL AND SHARES
Article 5 — The share capital, subscribed and integrated, totalize the amount of R$ 123.632.043,59 ( one hundred and twenty three million, six hundred and thirty two thousand, forty three reais and fifty nine cents) divided into 2.064.602 ( two million, sixty four thousand, six hundred and two) nominative common shares, without nominal value and indivisible regarding to the Company.
Article 6 — The Company shareholders, in terms of the article 171 of Law 6404/76, will have preference to subscription in capital growth of the Company.
Only Paragraph — The right to preference will fall after 30 (thirty) days from relative deliberation of the share capital growth.
Article 7 — Each common share corresponds to one vote in resolution adopted by the Company general assembly.
Article 8 — The Company is able to issue stock certificates, multiple bonds or representative shares certificates, simple or multiples, which will be signed by 2 (two) directors together, and one of them should be President Director.
Article 9 — The Company is able to maintain its shares or part of them, in deposit accounts, in the name of the bearers, without issuing certificates, in financial institutions authorized by the Commission of Movable Values — CVM to render services to contractual shares.
Article l0 — Bonus and dividends in cash will be paid to the shareholders within the social exercise, in which they are declared, at maximum stated period, of 60 (sixty ) days from the established date , unless otherwise advised from the General Assembly.
CHAPTER III — General Assembly
Article 11 — The General Assembly will meet, ordinarily, every 4 (four) of the first months after the social exercise ending period, and, extraordinarily, always convoked by the Board of Directors and by the Statutory Audit Committee or its shareholders due to the law.

Only Paragraph — The general assembly will be opened and presided by the President Director, in his absence by any member of the Board, or, in the absence of any Director, by whom has been elected by the shareholders present, the President of the assembly in turn will designate the secretary.
Article 12 — Compete privately to shareholders General Assembly, within their legal attribution and statuaries:
(1) the approval of any alteration into the social statute;
(2) to elect or deprive, at any time, managers and inspectors from the Company:
(3) to ask annually for, administrators’ reports and deliberate on the financial reports by them presented;
(4) to deliberate and authorize the issue, repurchase, amortization and/or redeemable shares, bonds, pignorative ballot and mortgage bonds, promissory notes and any other bonds or movable value for public placement.
(5) to suspend the shareholders exercise rights;
(6) to deliberate on the capital growth and about the valuation of goods which the shareholders contribute for the share capital formation;
(7) to deliberate on transformation, consolidation and scission of the Company, its dissolution and liquidation;
(8) to authorize the administrators to acknowledge the bankruptcy and require the Company judicial recuperation;
(9) to deliberate on the distribution of annually dividend, intermediary or intercalates, according to the law, and especially on the distribution of low dividends to the established in this statute, as well to deliberate on the payment of interest on its own capital;
(10) to deliberate and authorize the Company certificate of registry and/or the movable value eventually by them issued, through the respective organisms, refuting the public placing of its movable values.
(11) to deliberate on the acquisition or maintenance of reciprocal participation according to the authorized law;
(12) to deliberate on the acquisition or management alienation or participation of the company in other companies or partnerships, or entire subsidiary or creation of the companies group (including the acquisition of shares) and admission of new shareholders to entire subsidiary Company already in evidence.
(13) to deliberate on transmission or burdening of company participation;
(14) to approve the annually business budgeting and the plans of developing budgets;
(15) to deliberate on contracting of any business between the Company and its connected Companies or its administrators;
(16) to decide about Company participation in businesses which are not related to achievement of respective social objectives;
(17) To deliberate on share acquisition to remain in treasury following the legal boundaries without any loss of necessary dividend;
(18) to establish and give orientation on business and programs of development and investment of the Company;
(19) to choose and displace independent auditors;
(20) to deliberate on any document or subject alteration, which has been object of the General Assembly previous approval, in the terms of this article;

(21) to deliberate on exclusion of preferable rights;
(22) to enounce and approve the vote, which will be pronounced by the Company in General Assemblies of the Companies in which they have participation;
(23) to deliberate on the distribution of the budget to the administrators and employees as a participation in the results.
CHAPTER IV — Board of Directors
Article 13 - The Company is managed by a Board of Directors, that is compounded by one President Director, by at least 02 (two) and at most 05 (five) Vice President Directors, and at least 02 (two) and at most 05 (five) Directors without specific assignment, stockholders or not, who reside in Brazil, elected by the General Assembly, which will assign them duties and functions.
Paragraph 1 — The Board of Directors members mandate is for 03 (three) years, and the reelection is admitted.
Paragraph 2 — The Board of Directors members are vested in their function by signing the ownership term in the corresponding book and they will stand in their activities until their substitutes are elected and invested.
Paragraph 3 - The remuneration of the Board of Directors members will be individually established by the General Assembly, observing the clauses of Law 6404/76, article 152.
Article 14 — To perform the function, the Board of Directors member prescind the guarantee of management.
Article 15 — It is forbidden to the Board of Directors members to use the corporate name in transactions or in documents out of the Company purposes.
Article 16 — It is due to the Board of Directors, within its legal and statutory attributions: (1) to deliberate on disposal of goods or rights, nor foreseen in the development of budget annual plan, up to the value of 15.000.000,00 (fifteen million reais) cumulatively; (2) to deliberate on the celebration of any contracts or agreements, such as the realization of any payments, expenses or investments not foreseen in the annual budget, up to the value of R$ 15.000.000,00 (fifteen million reais) cumulatively: (3) to deliberate on any documents or matter that has been prior deliberation object to the Board of Directors: (4) to deliberate on opening and closing of branches, offices, agencies and other establishments of the Company.
Article 17 — The Board of Directors will meet always that it has been requested by the President Director, by his own initiative or requested by any of his members.
Paragraph 1 — The Board of Directors meetings will be opened with the presence of its majority members elected.
Paragraph 2 — The Board of Directors resolution will be adopted by vote of the majority members, being that the meetings will be recorded into minutes, which will be registered in the minutes meeting agenda from the Board of Directors.
Article 18 — In case of momentary restrain or absence, each of the Directors will be replaced by another Director chosen by the Board of Directors.
Article 19 — In case of permanent restraint, resignation or Director President vacancy, the General Assembly shall, within the maximum 30 (thirty) days elect his substitute to serve the remaining mandate of the member of the Board of Directors substituted.

Paragraph 1 — In case of a Vice Director or the Director without a specific designation vacancy, a reduction will be applied to the numbers of members for less than 02 (two), whichever they may be, the General Assembly will elect a substitute with a mandate that agrees with the one of the board members in exercise of their mandates.
Article 20 — In compliance with the article 12, article 16 and its paragraph 1, the Board of Directors will be able to perform all the acts of common managements of the Company business, specially (a) to represent the Company in trial or out of it; (b) to make agreements and contracts of any nature; (c) to acquire, sell, or record property; (d) to run into loan debts or grant a guarantee of any nature; (e) to nominate attorneys “ad judicia” and “ad negotia” establishing time limit of their mandates, that in case of proxy “ad negotia” it shall not be superior to a year and in case of proxy “ad judicia” it will be for indeterminate period, (f) to issue, accept or endorse checks and promissory notes , to issue and endorse duplicates and bill of exchanges, and provide endorsement to the commercial instruments of credit and other headings (g) to open, manage or close bank accounts, (h) to hire or fire employees, establishing their duties and salaries; (i) to receive and give repayment, to renounce the rights, to give up or and sign responsibility terms; (j) to open or close branches, headquarters agencies, offices and Company establishments.
Paragraph 1 — The Company will be represented: (a) by the Chief Executive together with a Vice President or a Director; (b) by a Vice President Director together with Vice President Director or a Director; (c) by two Directors without any special designation together; (d) by any member of the Board of Directors together with an attorney; or (e) by two attorneys, always with two signatures, within the established limit for the power granted by the representative proxy.
Paragraph 2 — The Company could be also assisted by only one member of the Board of Directors or by only one attorney before any legal entity, authority, organ or department, since the Board of Directors member or the attorney have been nominated by the Board with this purpose.
CHAPTER V — Statutory Audit Committee
Article 21 — The Company has a Statutory Audit Committee of not permanent nature, composed of 03 (three) effective members and 03 (three) substitute members, which is placed only by the General Assembly, in accordance to the Law.
Only Paragraph — The General Assembly, that deliberates on the installation of the Statutory Audit Committee, should also elect its members and fix their remuneration.
CHAPTER VI — Fiscal Exercise, Financial Reports and Profits and Losses Demonstration
Article 22 —The social exercise will correspond exactly to the civil year. At the enclosure of the social exercise, the Board of Directors will establish the financial reports submitting them to the General Assembly with the result distribution proposal.
Only Paragraph — By legal standard or by the Board of Directors deliberation, it should be elaborated intermediary or inserted balances and financial reports.
Article 23 — Verified the social exercise result and done the necessary legal subtractions, the obtained profits must follow this destination: (a) 5% (five per cent) from the clear gain to the legal guarantee fund until the limit amount of 20% (twenty per cent) of the share capital; (b) 25% (twenty five per cent) to the annual compulsory dividend distribution to the shareholders.
Paragraph 1 — The General Assembly must decide about the destination of the surplus profits, having a chance to apply them into profits or results partnership distribution among the managers and employees.

Paragraph 2 — The value paid or credited as interest in addition to the own capital will be attributed to the minimum obligatory dividend in the year, completing that value to all legal effects, the amount of dividends distributed by the company.
Article 24 — Dividends assigned to shareholders and not withdrew, will not earn interests nor be liable to indexation and will prescribe for continuation of stated period in privilege of the Company after 3 (three) years of its distribution.
CHAPTER VII — Dissolution
Article 25 — The Company will be extinguished by the occurrence of events due to the law, and the General Assembly will establish the way of dissolution as well as elect the liquidator and the Statutory Audit Committee, that will perform during the dissolution period.
All pages of the document bear the Official Seal duly initialed of National Agency of Civil Aviation — ANAC. Also, the pages are numbered from 1 to 6, and from 809, 810, 863 to 868, and all pages are initialed.
FEDERAL PUBLIC SERVICE
NATIONAL AGENCY OF CIVIL AVIATION
I testify that the present minutes of the General Ordinary and Extraordinary Assembly, realized on April 27th, 2006 from the Company TAM LINHAS AÉREAS S.A., is in agreement to what has been established in the process number 07-01/2797/86 of ANAC — National Agency of Civil Aviation APPROVED for deliberation of the ANAC Collegiate Board of Directors, consisting of 05 (five) copies with 06 (six) pages each, duly stamped with the National Agency of Civil Aviation stamp.
Rio de Janeiro, August 2nd, 2006.
Signed: [illegible signature].
Name: Israel Dourado Guerra.
Title: Technical Manager SSA-GGOS.
The document bears the stamp of said Technical Manager. It also bears the Official Seal of National Agency of Civil Aviation — ANAC.
All pages of the document bear the perforated tenor: “JUCESP — 21.08.06”.